Exhibit 99.1

Contact:	Matthew Shapiro

(212) 655-0220

Capital Trust Reports First Quarter 2007 Results

NEW YORK, NY – May 1, 2007 - Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended March 31, 2007.

Highlights included:

•	Strong Operating Results: reported net income of $0.84 per share (diluted) for the first quarter, an increase of 18% year over year.

•	Record Originations: originated over $477 million of new investment commitments for the balance sheet during the period, a record first quarter for the Company.

•	Continued Portfolio Performance: recorded no losses or reserves for losses during the quarter in any portfolio.

•

Capital Markets Access: raised $75 million of new trust preferred securities (junior subordinated debentures), increased committed repurchase facilities to $1.6 billion and closed a new $50 million senior unsecured credit facility.

•

Dividend Growth: raised the regular quarterly dividend during the quarter from $0.75 per share to $0.80 per share, an increase of 7%. Compared to the first quarter of 2006 ($0.60), the Company’s regular quarterly dividend has increased by 33% year over year.

“We are proud to report another solid quarter of results,” said John Klopp, Capital Trust’s CEO. “In an increasingly volatile market, we continue to have success in executing all facets of our business plan.”

The Company will conduct a management conference call at 10:00 A.M. Eastern Time on Wednesday, May 2, 2007 to discuss first quarter 2007 results. Interested parties can access the call toll free by dialing 800-896-8445 or 785-830-1916 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on May 2, 2007 through midnight on May 16, 2007. The replay call number is 800-839-1246 or 402-220-0464 for international callers.

Balance Sheet

Total assets were $2.9 billion at March 31, 2007, reflecting a $291 million (11%) net increase from December 31, 2006. The primary driver of asset growth was the origination of new Interest Earning Assets, as summarized below:

New Gross Originations

•

Interest Earning Assets (CMBS, loans and total return swaps) originated for the balance sheet during the quarter totaled $477 million ($100 million unfunded) and had a weighted average all-in effective rate of 7.76%.

•	CMBS investments closed during the quarter totaled $36 million and had a weighted average all-in effective rate of 7.06% and a weighted average rating of BBB-.
•

Loan investments originated during the quarter totaled $442 million ($100 million unfunded) and had a weighted average all-in effective rate of 7.82% and a weighted average last dollar loan to value of 64.4%.

Interest Earning Assets

•	Interest Earning Assets totaled $2.85 billion at March 31, 2007 and had a weighted average all-in effective rate of 8.31%, representing growth of $287 million (11%) from December 31, 2006.
•	$840 million (29%) of the balance sheet portfolio were CMBS investments with a weighted average all-in effective rate of 7.16% and a weighted average rating of BB+.
•	$2.0 billion (71%) of the balance sheet portfolio were loan investments with a weighted average all-in effective rate of 8.79% and a weighted average last dollar loan-to-value of 69.1%.

During the quarter ended March 31, 2007, the Company received repayments of Interest Earning Assets totaling $117 million, comprised of full repayments on 8 investments totaling $85 million, and partial repayments of $32 million. In addition, $26 million of previously unfunded commitments were advanced during the period.

In addition to Interest Earning Assets, at March 31, 2007, the Company had two Equity Investments in Unconsolidated Subsidiaries. One of these investments, with a total carrying value of $3 million, represents the remaining co-investment in CT Mezzanine Partners III, Inc. (“Fund III”), a private equity fund that the Company manages. The second is the Company’s investment in Bracor Investimentos Imobiliarios Ltda., a Brazilian commercial real estate company, with a carrying value at quarter end of $7 million (versus a total equity commitment of $15 million).

Total Interest Bearing Liabilities (repurchase financings, CDOs, senior unsecured credit facility, and junior subordinated debentures) were $2.2 billion at March 31, 2007, of which $1.2 billion (54%) were comprised of CDOs that provide the Company with non-recourse, non-mark-to-market, indexed matched financing. The balance of the Company’s outstanding Interest Bearing Liabilities were in the form of repurchase financings totaling $881 million (39%), a new senior unsecured credit facility totaling $25 million (1%), and junior subordinated debentures totaling $129 million (6%). At quarter end, the Company’s $2.2 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 6.02% and a weighted average all-in effective rate of 6.22%.

At March 31, 2007, the Company’s GAAP shareholders’ equity was $426 million. Based upon shareholders’ equity at quarter end, book value per share was $24.03, compared to $24.06 at December 31, 2006. Included in these calculations are 198,886 and 230,399 dilutive shares issuable upon the exercise of outstanding options for the periods ended March 31, 2007 and December 31, 2006, respectively, in addition to the common and restricted shares and stock units outstanding.

At March 31, 2007, the Company had total liquidity of $191 million, comprised of $22 million of cash, $144 million of immediately available liquidity from its repurchase agreements, and $25 million from the senior unsecured credit facility. At March 31, 2007, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 5.3-to-1 compared to 4.6-to-1 at December 31, 2006.

Investment Management

At March 31, 2007, the Company managed two private equity funds and one separate account with total assets of $411 million. All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). One of these funds, Fund III, has ended its investment period and is liquidating in the ordinary course of business. The other, CT Large Loan 2006, Inc. (“CT Large Loan”) (with $325 million of third party equity commitments) invests in certain large transactions that exceed the balance sheet’s maximum concentration limits, generally $50 million. In such cases, Capital Trust co-invests with CT Large Loan on a pari passu basis. The separate account, CT High Grade MezzanineSM (“CT High Grade”) ($250 million of third party equity commitments) invests primarily in senior (or high grade) commercial real estate mezzanine investments with rates of return lower than the minimum hurdle rates targeted for the balance sheet. The latter two vehicles are specifically designed to create operating leverage for the CT platform, allowing the Company to earn fees for investing third party capital side by side or senior to the Company’s balance sheet.

During the quarter, CT Mezzanine Partners II, LP (“Fund II”) was liquidated as the last remaining asset in the fund was repaid. Formed in 2001, Fund II invested in 40 transactions totaling $1.2 billion between 2001 and 2003 and experienced 100% performance on its assets.

Comparison of Results of Operations: Three Months Ended March 31, 2007 to March 31, 2006

Income from loans and other investments

Growth in Interest Earning Assets, along with a 0.71% increase in average LIBOR, drove a $25.8 million (82%) increase in interest income between the first quarter of 2006 and the first quarter of 2007. These same factors, combined with generally higher levels of leverage, resulted in an $18.8 million, or 109%, increase in interest expense for the same period. On a net basis, net interest margin increased by $7.0 million, or 49%, which was the primary driver of net income growth from the first quarter of 2006 to the first quarter of 2007.

Management and advisory fees

Base management fees from the investment management business increased as management fees from both CT Large Loan and CT High Grade offset the decrease in base management fees from Fund II and Fund III. Fund II paid its final base management fee to the Company during the first quarter of 2007.

Incentive management fees

The Company received a final incentive management fee distribution from Fund II of $962,000 in March 2007 as the fund’s last investment repaid and the fund was liquidated. In the first quarter of 2006, the Company received $128,000 of Fund II incentive management fees.

General and administrative expenses

General and administrative expenses include compensation and benefits for employees, operating expenses and professional fees. Total general and administrative expenses increased 33% between the first quarter of 2006 and the first quarter of 2007, primarily as a result of higher levels of employment costs as well as increased professional fees.

Depreciation and amortization

Depreciation and amortization increased by $1.1 million between the first quarter of 2006 and the first quarter of 2007 due primarily to the write off of $1.3 million of capitalized costs related to the liquidation of Fund II in the first quarter of 2007.

Income/(loss) from equity investments

The loss from equity investments in the first quarter of 2007 resulted primarily from the amortization of $384,000 of capitalized costs passed through to the Company from the general partner of Fund II and a net loss of $159,000 at Bracor, representing the Company’s share of operating losses (plus de minimus currency adjustments) for the period from October 1, 2006 through December 31, 2006 (the Company reports Bracor’s operating results on a one fiscal quarter lag). During the first quarter of 2006, income from equity investments was primarily comprised of co-investment income from Fund II and Fund III.

Income taxes

In both the first quarter of 2007 and 2006, CTIMCO, the Company’s taxable REIT subsidiary, recorded an operating loss. In the first quarter of 2006, the Company booked an income tax benefit of $701,000 as a result of the operating loss during the period. In 2007, however, the Company reserved for the entire tax benefit and did not record a tax benefit associated with the operating loss. The $254,000 tax benefit recorded for the first quarter of 2007 was not associated with the operations of CTIMCO, but was a result of the reversal of a tax liability previously reserved at Capital Trust, Inc.

Net income

Net income grew by $3.9 million or 36% from the first quarter of 2006 to the first quarter of 2007, based in large part upon increased net interest income generated by a higher level of Interest Earning Assets. On a diluted per share basis, net income was $0.84 and $0.71 in the first quarter of 2007 and 2006, respectively, representing an increase of 18%.

Dividends

The Company raised its regular dividend during the first quarter of 2007 from $0.75 per share to $0.80 per share (7% increase). Compared to a $0.60 per share dividend for the first quarter of 2006, the Company generated growth of 33% in recurring income from operations (the metric by which the regular quarterly cash dividend is set).

Forward-Looking Statements

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company’s investment activities have focused primarily on the commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Tables to follow

Capital Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2007 and December 31, 2006

(in thousands except per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$22,187	$26,142
Restricted cash	913	1,707
Commercial mortgage backed securities	839,501	810,970
Loans receivable	2,015,048	1,754,536
Total return swaps	—	1,815
Equity investment in unconsolidated subsidiaries	9,855	11,485
Deposits and other receivables	10,963	3,128
Accrued interest receivable	15,099	14,888
Interest rate hedge assets	1,982	2,565
Deferred income taxes	3,609	3,609
Prepaid and other assets	20,832	17,719
Total assets	$2,939,989	$2,648,564

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$24,979	$38,061
Repurchase obligations	881,104	704,444
Collateralized debt obligations	1,206,458	1,212,500
Participations sold	239,312	209,425
Senior unsecured credit facility	25,000	—
Junior subordinated debentures	128,875	51,550
Interest rate hedge liabilities	2,962	1,688
Deferred origination fees and other revenue	5,141	4,624
Total liabilities	2,513,831	2,222,292

Shareholders’ equity:
Class A common stock, $0.01 par value, 100,000 shares authorized, 16,994 and 16,933 shares issued and outstanding at March31,2007 and December 31, 2006, respectively (“class A common stock”)	170	169
Restricted class A common stock, $0.01 par value, 466 and 481 shares issued and outstanding at March 31, 2007 and December31,2006, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	5	5
Additional paid-in capital	419,268	417,641
Accumulated other comprehensive gain	10,094	12,717
Accumulated earnings (deficit)	(3,379)	(4,260)
Total shareholders’ equity	426,158	426,272

Total liabilities and shareholders’ equity	$2,939,989	$2,648,564

Capital Trust, Inc. and Subsidiaries

Consolidated Statements of Income

Three Months Ended March 31, 2007 and 2006

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)
Income from loans and other investments:
Interest and related income	$57,449	$31,633
Less: Interest and related expenses	36,100	17,269
Income from loans and other investments, net	21,349	14,364

Other revenues:
Management fees	749	608
Incentive management fees	962	128
Servicing fees	67	—
Other interest income	311	231
Total other revenues	2,089	967

Other expenses:
General and administrative	6,812	5,126
Depreciation and amortization	1,328	276
Total other expenses	8,140	5,402

Income (loss) from equity investments	(703)	319

Income before income taxes	14,595	10,248

(Benefit) provision for income taxes	(254)	(701)

Net income	$14,849	$10,949

Per share information:
Net earnings per share of Class A common stock
Basic	$0.85	$0.72
Diluted	$0.84	$0.71
Weighted average shares of common stock outstanding
Basic	17,513,742	15,304,948
Diluted	17,724,495	15,519,336
Dividends declared per share of common stock	$0.80	$0.60